Exhibit 99.1

BIO-RAD LABORATORIES REPORTS FOURTH-QUARTER

AND FULL-YEAR 2005 RESULTS

HERCULES, CA – February 22, 2006 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the fourth quarter and fiscal year ended December 31, 2005.  Net revenues from continuing operations were $307.3 million for the fourth quarter, essentially flat versus the prior-year quarter.  On a currency-neutral basis, however, revenues were up 2.9% over the same period last year.  During the quarter, the Life Science segment experienced a reduction in revenue as well as higher incremental expenses as it absorbed the impact of the injunction by a Connecticut Federal District Court stopping all sales and manufacturing in the United States of the Company’s MJ Research line of thermal cycling products.  For the quarter, income from continuing operations was $13.5 million compared to $17.1 million in the fourth quarter of last year.  Quarterly net income was negatively impacted by a one-time, non-cash charge of $19.8 million of pre-tax impairment expenses primarily due to the write-down of intangible assets associated with the acquisition of MJ Research.  These negatives were partially offset by fourth-quarter pre-tax gains of approximately $11 million associated with the liquidation of our positions in Instrumentation Laboratory S.p.A. and BioSource International.

For the full year, Company sales from continuing operations grew by 8.3% to $1,181.0 million compared to $1,090.0 million in 2004.  Normalizing for the impact of currency effects, growth was 7.3%.  This growth was largely due to organic growth in Bio-Rad’s two main business segments.  Year-over-year income from continuing operations grew by 17.0% to $77.6 million, or $2.98 per share, from $66.3 million, or $2.58 per share in 2004.  Full-year gross margin from continuing operations was 54.7%, down from last year’s figure of 56.0%.  The decline in gross margin was largely attributable to sales mix coupled with price erosion in our BSE (bovine spongiform encephalopathy or mad cow disease) business.

Fourth-Quarter Highlights

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Overall net sales from continuing operations for the fourth quarter were flat versus the prior-year quarter.

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Fourth-quarter basic earnings from continuing operations were $0.51 per share, or $0.50 per share on a diluted basis, compared to $0.66 and $0.65, respectively, in the same period of last year.

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Compared to their respective figures in 2004, segment net sales for the quarter were 5.3% lower for the Life Science segment and 4.0% higher for the Clinical Diagnostics segment.  The lower revenues in the Life Science segment were due in large part to the injunction on sales and manufacturing of our MJ Research line of products in the United States.

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Life Science segment net sales for the quarter were $140.7 million, down 5.3% compared to the fourth quarter of  lst year.  On a currency-neutral basis, segment sales contracted by 1.8%.  Full-year reported revenues from continuing operations were $549.9 million for the segment, up 9.0% over the prior year, or 8.2% on a currency-neutral basis.  Performance in this segment was boosted by a number of factors including sales increases in the protein expression analysis, automated electrophoresis, amplification reagents and biotechnology education product areas.  The iQTM5 real time amplification platform also gained market acceptance.  However, segment results continued to be negatively impacted by erosion in the average selling price of BSE tests.  This erosion is due primarily to increased competition in the marketplace coupled with a reduction in the overall number of animals being tested.  Also during the quarter, the segment experienced a reduction in revenue due to the aforementioned injunction.  In February of 2006, the Company settled its dispute with Applera and Roche, enabling the resumption of sales of thermal cycling products.

The Clinical Diagnostics segment reported net sales of $162.9 million for the quarter, up 4.0% compared to the prior-year quarter, or 6.7% excluding currency effects.  Full-year segment sales from continuing operations were $618.4 million, a 7.3% increase compared to 2004 results, or 5.9% excluding currency effects.  These results are due in part to continued growth in the blood virus, diabetes monitoring and quality controls product lines.  U.S. Sales of the segment’s Platelia™ Aspergillus enzyme immunoassay (EIA) were also up significantly over last year.  During the year, the Clinical Diagnostics Group launched a number of products including the new MRSA select chromogenic media, which detects Methicillin-resistant Staphylococcus aureus.

2005 Highlights

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Full-year Company sales from continuing operations grew by 8.3% to $1,181.0 million.

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Year-over-year income from continuing operations grew by 17.0% to $77.6 million from $66.3 million in 2004.

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Certain one-time tax benefits caused the Company’s effective tax rate on income from continuing operations to fall for the year to 16.9%.

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In July, Bio-Rad and Sysmex America, Inc., signed a co-marketing agreement in which the two companies will jointly market their complementary products, the Bio-Rad VARIANT™ II TURBO HST Hemoglobin Testing System and the Sysmex HST-N™ Hematology Automation Line, as a complete, integrated testing solution. This combination of Bio-Rad's market-leading assay for hemoglobin A1C and Sysmex's automated testing platform will enable laboratories to provide superior diabetes monitoring services to doctors and their patients throughout the United States.

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In October, Bio-Rad announced a second collaboration agreement with Caliper Life Sciences, Inc. to investigate development of another novel microfluidic system.

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The Company’s new ExperionTM automated electrophoresis system was well received by customers worldwide, especially for use in protein profiling applications.

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In November, the Company received approval for its medical decision support software (MDSS) from the U.S. Food and Drug Administration (FDA) for its new BioPlex® 2200 system, an automated immunoassay platform capable of analyzing for multiple disease states from single patient samples.  The system improves both test quality and turnaround time, and renders the diagnostic process far less labor-intensive.

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Pfizer’s Exubera® inhalable insulin product was recently approved by the U.S. Food and Drug Administration for the treatment of adults with type 1 and type 2 diabetes.  Bio-Rad’s Macro-Prep® process chromatography support is an integral part of the purification of the insulin used in this product.

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In December, Bio-Rad renewed a collaboration agreement with the Institut Pasteur of Paris, France for an additional four years.  This relationship gives Bio-Rad exclusive commercialization rights to Pasteur’s research developments in the areas of virology, microbiology, physiology, biochemistry, parasitology and mycology.

“2005 was a dynamic year,” said Norman Schwartz, President and Chief Executive Officer.  “Underneath it all is a solid business in which we see real opportunities as we head into 2006.”

Management will discuss these results in a conference call at 2:00 p.m. PT (5:00 p.m. ET) February 22, 2006. Interested parties can access the call by dialing (866) 825-3209 (in the U.S.), or (617) 213-8061 (international), access number 61793659.  The live web cast can be accessed at http://www.bio-rad.com.  A replay of the call will be available at (888) 286-8010 (in the U.S.), or (617) 801-6888 (international), access number 98718856, for seven days following the call and the web cast can be accessed at http://www.bio-rad.com for 30 days.

Bio-Rad Laboratories, Inc., is a multinational manufacturer and distributor of life science research products and clinical diagnostics.  Based in Hercules, California, Bio-Rad serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

Phone:  (510) 724-7000

E-mail:  investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net sales	$ 307,287	$ 307,868	$1,180,985	$ 1,090,012
Cost of good sold	144,662	139,533	534,499	479,939
Gross profit	162,625	168,335	646,486	610,073

Selling, general and administrative expense	109,626	110,825	416,084	378,264
Product research and development expense	31,109	31,885	115,104	108,344
Purchased in-process research and development expense	--	--	--	14,620
Impairment expenses	19,770	--	19,770	--
Interest expense	8,272	5,255	32,643	20,219
Foreign exchange (gains) losses, net	(232)	774	(1,528)	2,394
Other (income) expense, net	(14,925)	(7,789)	(28,958)	(11,095)
Income from continuing operations before taxes	9,005	27,385	93,371	97,327
Provision for income taxes	(4,447)	10,274	15,792	31,035
Income from continuing operations	13,452	17,111	77,579	66,292
Discontinued operations	--	--	3,974	1,950
Net income	$ 13,452	$ 17,111	$ 81,553	$ 68,242

Basic earnings per share:
Continuing operations	$ 0.51	$ 0.66	$ 2.98	$2.58
Discontinued operations	--	--	0.15	0.07
Net income	$ 0.51	$ 0.66	$ 3.13	$ 2.65

Weighted average common shares	26,203	25,819	26,063	25,724

Diluted earnings per share:
Continuing operations	$ 0.50	$ 0.65	$ 2.91	$ 2.51
Discontinued operations	--	--	0.15	0.07
Net income	$ 0.50	$ 0.65	$ 3.06	$ 2.58

Weighted average common shares	26,770	26,528	26,662	26,489

BIO-RAD LABORATORIES, INC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Current Assets:
Cash and cash equivalents	$ 296,716	$ 195,734
Restricted cash	36,138	--
Short-term investments	116,343	165,899
Accounts receivable, net	247,192	261,243
Inventories, net	212,342	205,512
Other current assets	99,480	80,072
Total current assets	1,008,211	908,460

Net property, plant and equipment	180,258	202,324
Goodwill	113,276	113,276
Purchased intangibles, net	28,449	58,638
Other assets	96,388	88,920
Total assets	1,426,582	1,371,618

Current liabilities:
Notes payable and current maturities of long-term debt	$ 3,341	$ 9,457
Accounts payable	72,950	71,194
Accrued payroll and employee benefits	81,076	79,061
Sales, income and other taxes payable	15,841	15,835
Other current liabilities	146,035	139,828
Total current liabilities	319,243	315,375

Long-term debt, net of current maturities	425,687	425,979
Other long-term liabilities	23,678	33,376
Stockholders’ equity	657,974	596,888
Total liabilities and stockholders’ equity	$ 1,426,582	$ 1,371,618

Certain items have been reclassified to conform to the current year presentation.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$ 1,166,711	$ 1,087,946
Cash paid to suppliers and employees	(1,003,264)	(920,606)
Interest paid	(31,334)	(19,543)
Income tax payments	(39,597)	(33,637)
Miscellaneous receipts	15,768	8,933
Net cash provided by operating activities	108,284	123,093

Cash flows from investing activities:
Capital expenditures, net	(36,055)	(60,493)
Other investing activities	29,883	(125,825)
Net cash used in investing activities	(6,172)	(186,318)

Cash flows from financing activities:
Long-term borrowings	--	200,000
Payments on long-term debt	(447)	(1,781)
Other financing activities	1,737	(4,992)
Net cash provided by (used in) financing activities	1,290	193,227

Effect of exchange rate changes on cash	(2,420)	337

Net increase in cash and cash equivalents	100,982	130,339
Cash and cash equivalents at beginning of period	195,734	65,395
Cash and cash equivalents at end of period	$ 296,716	$ 195,734

Reconciliation of net income to net cash provided by operating activities:

Net Income	$ 81,553	$ 68,242
Adjustments to reconcile income from continuing operations to net cash provided by operating activities (net of effects of acquisitions):
Depreciation and amortization	60,974	56,143
Impairment expense	19,770	--
Changes in working capital	(31,599)	(5,531)
Other	(22,414)	4,239
Net cash provided by operating activities	$ 108,284	$ 123,093

Certain items have been reclassified to conform to the current year presentation.